UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2012

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York	11779-7410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

                           Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

Lakeland Industries, Inc. and its wholly-owned subsidiary, Lakeland Brasil S.A. (“Lakeland Brasil” and together with Lakeland Industries, Inc., the “Company”) are parties to an arbitration proceeding in Brazil involving the Company and two former officers (the “former officers”) of Lakeland Brasil. On May 8, 2012, the Company received notice of an arbitral award in favor of the former officers as described below. The Company plans to file on the date hereof a request for clarification of the award that may result in a modification of the award. The award will not be final until the motion for clarification is decided, after which the Company may still file a lawsuit to set aside the award in a State Civil Court in Brazil. The filing of the motion for clarification will stay enforcement of the award. Given the difficulty in modifying or setting aside arbitration awards, there can be no assurance that the Company will be successful in achieving any significant modifications to the arbitration award or to have it set aside.

The arbitration proceeding arose out of the acquisition by the Company in 2008 of Qualytextil, S.A., a company of which the former officers were owners. In connection with the acquisition, the Company entered into management agreements with the former officers and agreed to pay the former officers a supplemental purchase price payment (“SPP”), calculated based upon the 2010 EBITDA of the acquired company, subject to a cap (the “Maximum SPP”). Based upon actual results for 2010 as contractually specified, the Company determined that no SPP would be payable. Contractual provisions further provided for the former officers to be paid the Maximum SPP in the event that either of them were terminated by the Company without cause even if a SPP would not otherwise be payable. In May 2010, the Company terminated the former officers for cause.

In the arbitration proceeding, the former officers sought a determination that they were terminated by the Company without cause and, therefore, entitled to be paid their portion of the Maximum SPP and the monthly remuneration that they would have been paid from the date of termination through the end of their contractual employment period on December 31, 2011. On May 8, 2012, the Company received the arbitration decision which accepted the former officers’ requests to declare that their employments were terminated without cause and determined that, among other things, the non-compete clauses of each of the stock purchase agreement and management agreements were null and non-applicable. The Company was ordered to pay to the former officers damages representing their portion of the Maximum SPP in the aggregate amount of R$18,037,500 (approximately US$9 million at current exchange rates) and monthly remuneration from the date of termination through December 31, 2011, which the Company estimates at an aggregate amount of R$1,150,000 (US$580,000). The arbitration panel further ordered that the Company pay the former officers approximately R$450,000 (US$226,000) from an escrow account established in connection with the acquisition and the Company is responsible for payment of 85% of the costs and arbitrators’ fees associated with the arbitration.

If the Company is unable to have the arbitral award set aside or if TD Bank were to determine that the initial arbitration decision is reasonably likely to have a Material Adverse Effect on the Company, as such term is defined under the Company’s loan and security agreement with TD Bank (the “Loan Agreement”), it would cause an event of default under the Loan Agreement which would allow TD Bank, at its option, to accelerate the loan. Furthermore, any write-downs resulting from the decision, whether or not final, would result in a failure to comply with the financial covenants under the Loan Agreement and thus be an event of default thereunder, which would allow TD Bank, at its option, to accelerate the loan. There is currently approximately $14,789,000 outstanding under the Loan Agreement. In addition, depending upon future events, the Company may be required to write-off goodwill associated with its Brazilian operations.

The Company strongly believes that the arbitration decision is inconsistent with the underlying facts. The Company has worked with, and relied upon the advice of, leading law firms in Brazil since the acquisition in 2008, including with respect to the preparation and negotiation of the management agreements and the non-compete clauses contained therein, the determination that certain actions of the former officers constituted cause allowing for their termination of employment, and its determination to institute an arbitration proceeding against the former officers. The Company is continuing to work with counsel to determine and evaluate its options, in addition to those as described above.

The Company further believes that its available resources, together with additional outside funding through debt or equity financings or asset sales, will enable it to satisfy any potential award adverse to the Company and continue its operations on a viable basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2012

LAKELAND INDUSTRIES, INC.

/s/ Christopher J. Ryan
Christopher J. Ryan
President & Chief Executive Officer